Casper Reports Third Quarter 2020 Results
COVID-19 and Supply Chain Impacted Third Quarter 2020 Revenue of $123.5 million
Continued Strength in Retail Partnership Channel, up 28% YoY
Gross Margins of 55.5%, up 480 basis points YoY

NEW YORK - November 16, 2020 - Casper Sleep Inc. (“Casper” or the “Company”) (NYSE: CSPR) today announced financial results for the quarter ended September 30, 2020 (the “third quarter 2020” or “third quarter”).

Third Quarter 2020 Financial Highlights (as compared to the quarter ended September 30, 2019)

•Revenue decreased 3.3% to $123.5 million;
•North America revenue increased $2.2 million or 1.8%;
•European revenue was negligible due to the closure of our European operations in the second quarter of 2020, compared to approximately $6 million in the quarter ended September 30, 2019;
•Direct-to-Consumer Revenue decreased 11.4% to $89.9 million;
•Retail Partnership Revenue increased 28.3% to $33.6 million;
•Gross Profit increased 5.9% to $68.5 million with gross margin of 55.5%, up 480 basis points;
•Net Loss improved $7.2 million or 31.1% to $15.9 million;
•Adjusted EBITDA loss improved by $9.3 million or 55% to $7.5 million; and
•Cash and cash equivalents of $96.1 million at quarter end.

Philip Krim, Chief Executive Officer, comments: “Casper’s third quarter was highly productive but unfortunately we believe the results don’t fully reflect the health and potential of our business. We saw record interest for our products evidenced by record website traffic, continued to drive gross margin expansion and progress towards profitability, and had another sequential quarter of growth; however, our top-line growth was disappointing based on the initial demand signals. Challenges in our supply chain, including industry-wide shortages in textiles and chemicals critical to foam production, led to significant out-of-stock inventory both in our direct-to-consumer and retail partnership channels. Many of our core mattresses were out of stock on our website for weeks at time and we were unable to monetize the full demand from retail partners leading to cancelled orders.

We have made significant progress addressing some of our supply chain challenges. Specifically, we have on-boarded new Tier 1 and Tier 2 suppliers and vendors; we are putting in place redundancies across key supply chain points and implementing improved inventory planning; and we are actively building up our safety stock which will help protect against further disruptions. We believe the worst of our supply chain disruptions are behind us, and we are well-positioned going forward.”

Mr. Krim continued: “We are actively managing the business to best position Casper for the future and are excited about the many opportunities in front of us to enhance shareholder value as we continue to leverage our leading brand and scale our multi-channel distribution. Our organization is focused on long-term, sustainable growth and we believe our expanded distribution, current growing product offering and pipeline, strong brand awareness, refined marketing expertise and healthy balance sheet position us well to achieve our goal of sustainable Adjusted EBITDA profitability starting in mid-2021.”

Third Quarter 2020 Review (all comparisons to the three months ended September 30, 2019)

Revenue was $123.5 million, a decrease of $4.2 million, or 3.3%, compared to $127.7 million. North America revenue increased $2.2 million or 1.8%, while our European operations, which closed at the end of the second quarter of 2020, had negligible revenue compared to revenue of $6.4 million for the three months ended September 30, 2019. Direct-to-consumer sales decreased 11.4% driven by the closure of our European operations and limited store offerings in response to public health and government orders and depressed retail foot traffic due to the COVID-19 pandemic, partially offset by a modest increase in North America e-commerce sales. North America direct-to-consumer revenue decreased by $6.1 million or 6.3%. We ended the third quarter with a retail presence of 65 stores, an increase of 17 net new stores compared with our retail footprint in the third quarter of 2019, with 64 of our 65 stores open and operating as of the end of the third quarter. Total retail partnership revenue increased by $7.4 million, or 28.3%, to $33.6 million driven by growth of sales activity with existing partners and the introduction of 7 new partners compared to the same period in the prior year. We ended the quarter with 21 partners, and an expanded range of product offerings. North America retail partnership revenue increased $8.3 or 32.6%. Additionally, during the third quarter 2020, we believe our revenue was negatively impacted by supply chain constraints that extended the time required to fulfill customer orders and resulting in lost orders. We have taken active measures which we expect to mitigate these supply chain issues in future quarters.

Gross profit was $68.5 million, an increase of $3.8 million, or 5.9%, compared to $64.7 million. Gross margin of 55.5% increased 480 basis points compared to 50.7%. The increase in gross margin was primarily driven by favorable product mix related to our new mattress line launched in March 2020, as well as lower logistics costs due to a change in service provider. Gross margin also benefited from an 80 basis point partial reversal of a charge taken in the first quarter of 2020 associated with a change in logistics providers.

Sales and marketing expenses were $42.6 million, a decrease of $2.0 million, or 4.5%, compared to $44.6 million. Sales and marketing expenses decreased due to reduced advertising spend resulting from lower online and offline media costs and improved marketing efficiencies. Sales and marketing expenses as a percentage of revenue decreased 40 basis points to 34.5% from 34.9%.
General and administrative expenses, which include store operating costs, were $39.5 million, a decrease of $1.8 million, or 4.3% , compared to $41.3 million. General and administrative expenses decreased primarily due to lower payroll costs and lower operating expenses associated with our corporate workforce working from home and limited store operations, partially offset by increased expenses related to being a public company. General and administrative expenses as a percentage of revenue decreased from 32.4% to 32.0%.

The Company recorded restructuring expenses of $0.2 million related to previously announced steps to reduce our cost structure and exit our European operations.

Net loss was $15.9 million, a decrease of $7.2 million, or 31.1%, compared to a net loss of $23.0 million.

Adjusted EBITDA loss was $7.5 million, a 55% improvement of $9.3 million compared to a loss of $16.8 million. See below for a reconciliation of Adjusted EBITDA to the most directly comparable measure calculated in accordance with GAAP, net loss.

Balance Sheet

As of September 30, 2020, the Company had cash and cash equivalents of $96.1 million, compared to $67.6 million as of December 31, 2019. The increase was driven primarily by $88.0 million in net proceeds from our initial public offering, partially offset by $47.0 million of cash used in operating activities and $12.6 million invested in property and equipment, primarily to build retail stores.

Recent Initiatives

Our Casper retail stores remain critical to our multi-channel strategy, providing our customers the opportunity to experience our products before making a purchase. Since the temporary closure of all our retail stores in North America in mid-March 2020, we have reopened all of our 66 total stores as of the date of this release, with each offering walk-in shopping, private in-store appointments, curbside pick-up services, as well as virtual appointments. As part of our retail operations, we have implemented and continuously update a suite of COVID-19-related operating policies and protocols, including providing modified service offerings where advisable, with the health and safety of our customers and employees as our top priority. We have also developed procedures to enable us to responsibly and efficiently open or close our stores and adjust our service offerings as needed in response to changing COVID-19 conditions and applicable guidance from government and public health officials.

We continued to see strong demand for our products on our e-commerce platform and from our retail partners in the third quarter. COVID-19-related supply constraints and labor shortages experienced by certain of our suppliers and logistics partners, coupled with the lean levels of safety stock inventory we generally maintain as part of our flexible manufacturing model, resulted in increased delivery times for certain products on our website and impacted order fulfillment for certain of our retail partners. As a result, during the third quarter, sales in our e-commerce and retail partnership channels were meaningfully impacted by product and delivery supply chain constraints. We are actively qualifying and on-boarding new suppliers, working in close partnership with existing suppliers to re-build safety stock inventory levels, and enhancing internal inventory planning and monitoring capabilities. Taken together, we expect these actions and additional capacity to significantly mitigate inventory constraints in future quarters.

Outlook

The Company today provided an outlook for certain financial metrics for the quarter ended December 31, 2020 (the “fourth quarter 2020”), reflecting certain assumptions by management regarding the Company’s business, trends, historical seasonal factors, and the continuing impact of the COVID-19 pandemic on its business. In addition, the outlook assumes there will be no material changes in world events, weather, recent consumer trends, economic conditions, competitive landscape or other circumstances beyond our control that may adversely affect the Company’s results of operations.

In the fourth quarter 2020, the Company expects revenue of approximately $132 to $142 million, driven by year-over-year growth in the Company’s e-commerce channel and the expansion of its retail partnerships. At the mid-point, this range represents high single-digit consolidated growth and double-digit year-over-year growth for its North America business in the fourth quarter 2020.

Conference Call & Webcast Information

Casper will hold a conference call on Monday, November 16, 2020, at 8:00 a.m. Eastern time to discuss the Company’s third quarter results and other business updates. To access the conference call, interested parties may dial 866-319-1799 (for domestic callers) or 825-312-2362 (for international callers). Please call at least five minutes in advance of the start of the call to ensure that you are connected prior to the call. Interested parties may also access a live audio webcast of the call at https://ir.casper.com/news-and-events/events-and-presentations/default.aspx. Please allow 15 minutes to register. A replay of the call will be available within two hours of the conclusion of the call until January 16, 2021 at https://ir.casper.com/news-and-events/events-and-presentations/default.aspx.

Casper periodically provides information for investors on its corporate website, casper.com, and its investor relations website, ir.casper.com. This includes press releases and other information about financial performance, reports filed or furnished with the SEC and information on corporate governance.

About Casper

Casper believes everyone should sleep better. The Sleep Company has a full portfolio of obsessively engineered sleep products—including mattresses, pillows, bedding, and furniture designed in-house by the Company’s award-winning R&D team at Casper Labs. In addition to its e-commerce business, Casper owns and operates Sleep Shops across North America and its products are available at a growing list of retailers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the impact of the COVID-19 pandemic and the related effect on our employees, customers and business operations; our expectations surrounding our ability to deliver growth, gain market share, and improve profitability; anticipated cost savings as a result of our restructuring initiatives; our planned openings and closures of our retail stores; our on-boarding of new suppliers and the effects on our inventory constraints; our future competitive position; our future results of operations and financial position including our outlook for the fourth quarter 2020; our business strategy and plans, and objectives of management for future operations and creating long-term value. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic could adversely impact our business, financial condition and results of operations; our ability to compete successfully in the highly competitive industries in which we operate; our ability to maintain and enhance our brand; the success of our retail store expansion plans; our ability to successfully implement our growth strategies related to launching new products; the effectiveness and efficiency of our marketing programs; our ability to manage our current operations and to manage future growth effectively; our past results may not be indicative of our future operating performance; our ability to attract new customers or retain existing customers; the growth of the market for sleep as a retail category and our ability to become a leader or maintain our leadership in the category; the impact of social media and influencers on our reputation; our ability to protect and maintain our intellectual property; our exclusive reliance on third-party contract manufacturers whose efforts we are unable to fully control; our ability to effectively implement strategic initiatives; our ability to transfer our supply chain and other business processes to a global scale; risks relating to our international operations and expansion; we are dependent on our retail partners; general economic and business conditions; we could be subject to system failures or interruptions and security breaches; risks relating to changing legal and regulatory requirements, and any failure to comply with applicable laws and regulations; we may be subject to product liability claims and other litigation; we may experience fluctuations in our quarterly operating results; we have and expect to continue to incur significant losses; risks relating to our indebtedness; our need for additional funding, which may not be available; risks relating to taxes; future sales by us our stockholders may cause the market price of our stock to decline; and risks and additional costs relating to our status as a new public company. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP.

We define Adjusted EBITDA as net loss before net interest expense, income tax expense and depreciation and amortization as further adjusted to exclude the impact of stock-based compensation expense, restructuring expenses, legal settlements, and expenses incurred in connection with our initial public offering. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.

Management uses Adjusted EBITDA:

•as a measurement of operating performance because it assists us in comparing the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations;
•for planning purposes, including the preparation of our internal annual operating budget and financial projections;
•to evaluate the performance and effectiveness of our operational strategies; and
•to evaluate our capacity to expand our business.

By providing this non-GAAP financial measure, together with the reconciliation, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Some of the limitations are:

•such measures do not reflect our cash expenditures;
•such measures do not reflect changes in, or cash requirements for, our working capital needs;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the Reconciliation of Non-GAAP metrics table elsewhere in this press release, Adjusted EBITDA includes adjustments to exclude the impact of stock-based compensation expense and material infrequent items, including but not limited to the costs of our initial public offering and restructuring costs, among other items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and may complicate comparisons of our internal operating results and operating results of other companies over time. In addition, Adjusted EBITDA includes adjustments for other items that we do not expect to regularly record following our initial public offering. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the Reconciliation of Non-GAAP metrics table elsewhere in this press release help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

Press Contact

comms@casper.com

Investor Relations Contact

IR@casper.com

Casper Sleep Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

Assets	September 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$96,128	$67,578
Accounts receivable, net	17,574	31,059
Prepaid expenses and other current assets	14,531	23,924
Inventory, net	34,269	39,358
Total current assets	162,502	161,919
Property and equipment, net	67,662	66,262
Other assets	2,682	2,137
Total assets	$232,846	$230,318

Liabilities, Convertible Preferred Stock and Stockholders’ Equity/(Deficit)
Current liabilities:
Accounts payable	$26,778	30,734
Accrued expenses	58,246	73,130
Deferred revenue	10,255	9,673
Other current liabilities	27,073	34,422
Total current liabilities	122,352	147,959
Other liabilities	74,368	69,492
Total liabilities	196,720	217,451
Convertible preferred stock	—	319,961
Stockholders’ equity/(deficit):
Common stock	—	—
Additional paid-in capital	436,360	18,097
Accumulated other comprehensive (loss) income	(447)	69
Accumulated deficit	(399,787)	(325,260)
Total stockholders’ equity/(deficit)	36,126	(307,094)
Total liabilities, convertible preferred stock and stockholders’ equity	$232,846	$230,318

Casper Sleep Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$123,464	$127,655	$346,704	$312,319
Cost of goods sold	54,944	62,942	168,155	157,342
Gross profit	68,520	64,713	178,549	154,977
Operating expenses
Sales and marketing expenses	42,565	44,551	113,220	113,994
General and administrative expense	39,518	41,311	128,522	105,445
Restructuring expenses	155	681	5,595	681
Total operating expenses	82,238	86,543	247,337	220,120
Loss from operations	(13,718)	(21,830)	(68,788)	(65,143)
Other (income) expense
Net interest expense	2,127	813	6,435	1,355
Other (income) expense, net	(9)	287	(742)	841
Total other expenses, net	2,118	1,100	5,693	2,196
Loss before income taxes	(15,836)	(22,930)	(74,481)	(67,339)
Income tax expense	20	93	46	60
Net loss	(15,856)	(23,023)	(74,527)	(67,399)

Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(2.16)	$(2.07)	$(6.40)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	40,118,959	10,635,338	35,927,521	10,530,262

Casper Sleep Inc. and Subsidiaries
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows used in operating activities:
Net loss	$(74,527)	$(67,399)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,047	4,804
Stock based compensation expense	9,691	5,648
Other	2,328	4,287

Changes in assets and liabilities:
Accounts receivable, net	13,485	(1,273)
Prepaid expenses and other current assets	9,393	(16,747)
Inventory, net	4,484	5,585
Other assets	(552)	52
Accounts payable	(3,843)	2,973
Accrued expenses	(14,884)	13,263
Deferred revenue	583	(3,219)
Other liabilities	(4,191)	22,320
Net cash used in operating activities	(46,986)	(29,706)
Cash flows used in investing activities:
Purchases of property and equipment	(12,559)	(43,631)
Note receivable	—	4,000
Net cash used in investing activities	(12,559)	(39,631)
Cash flows provided by financing activities:
Exercise of stock options and warrants	612	1,318
Proceeds from equity issuance	87,999	68,187
Proceeds from borrowings	—	29,225
Repayment on borrowings	—	(2,922)
Net cash provided by financing activities	88,611	95,808
Effect of exchange rate changes	(516)	75
Net change in cash and cash equivalents	28,550	26,546
Cash and cash equivalents at beginning of period	67,578	28,355
Cash and cash equivalents at end of the period	$96,128	$54,901

Casper Sleep Inc. and Subsidiaries
Reconciliation of Non-GAAP Metrics
(In thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Net loss	$(15,856)	$(23,023)	$(74,527)	$(67,399)
Income tax expense	20	93	46	60
Net interest expense	2,127	813	6,435	1,355
Depreciation and amortization	3,313	2,118	9,656	4,804
Stock based compensation(a)	3,746	2,122	9,691	5,648
Restructuring(b)	155	681	5,595	681
Legal settlements(c)	(1,000)	—	500	138
Transaction costs(d)	—	383	787	906
Adjusted EBITDA	$(7,495)	$(16,813)	$(41,817)	$(53,807)

(a)     Represents non-cash stock-based compensation expense.

(b)     Represents costs associated with strategic shifts in our business structure including exiting certain lines of business and geographies. Associated costs include severance and other employee separation costs, contract termination expenses and asset impairment.

(c)     Amounts related to litigation settlements.
(d)    Represents expenses incurred for professional, consulting, legal, and accounting services performed in connection with our initial public offering, which are not indicative of our ongoing costs and which were discontinued following the completion of our initial public offering.